Exhibit 10.2

ALLONGE TO DEMAND NOTE

Allonge to that certain Demand Note in the principal amount of $25,000.00, dated January 25, 2013, as amended pursuant to that Amendment to Demand Note dated March 1, 2016 (the “Amendment”) attached hereto as Exhibit 1 and made a part hereof, from Interactive Motion Technologies, Inc. (now known as Bionik, Inc.), as Maker, to the order of Neville Hogan, as Holder (“Allonge”).

Borrower and Lender agree that, in consideration for the repayment on or about December 31, 2017 by Borrower of all accrued and unpaid interest under the Demand Note (the “Interest Repayment”), the Demand Note shall be further revised as follows:

1.       Section 1 of the Amendment shall be amended to read as follows:

“1. Interest Rate. The interest rate as provided in the Note shall be 12% per annum commencing as of the Interest Repayment.”

2.       Section 2 of the Amendment shall be amended to read as follows:

“1. Maturity Date. Notwithstanding the demand feature of the Note, in no event shall the Note be due or payable, and the Lender shall not make any demand of any principal or accrued and unpaid interest, until June 30, 2018, or earlier in the discretion of the Borrower.”

This Allonge is intended to be attached to and made a permanent part of the Demand Note.

Dated this 11th day of December, 2017.

Maker:	BIONIK, INC.

	By:	/s/ Leslie Markow
	Name:	Leslie Markow
	Title:	Director

Holder:	/s/ Neville Hogan
Neville Hogan